EXHIBIT 99.1

Rand Capital Announces Second Quarter Net Asset Value of $3.35 and Two Follow-on Investments

  Net Asset Value $3.35 per share, unchanged from prior quarter
  Rand participates in follow-on investments in Chequed.com and Liazon Corporation
  Rand has $10.8 million cash on hand

BUFFALO, N.Y., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the second quarter ended June 30, 2011, highlighting a continued strong cash position of $10.8 million representing 47% of the fund's $22.9 million in net assets. The investment firm also reported an ending net asset value of $3.35 per share for the quarter, unchanged from March 31, 2011. At the end of the second quarter, Rand's total investment portfolio was valued at $20.1 million, which exceeds its cost basis of $12.1 million, reflecting $8.0 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated, "While overall the quarter has been quiet in regards to net asset value changes, we continue to see strong growth in portfolio company financial and sales performance.

"With sixteen portfolio companies in a diversified cross section of industries we are seeing growth in all areas. Gemcor II, LLC (West Seneca, NY) (www.gemcor.com) is benefiting from increased commercial plane orders, Synacor, Inc. (Buffalo, NY) (www.synacor.com) is benefiting from the growth of its TV Everywhere technology, and Carolina Skiff LLC (Waycross, GA) (www.carolinaskiff.com) is benefiting from increased boat sales. We believe this is the beginning of a trend, and is a good sign for the Rand portfolio in the future."

Portfolio Activities

During the quarter:

  Rand made a $250,000 follow-on investment in Chequed.com, Inc. (Saratoga Springs, NY) (www.chequed.com) in the form of a convertible note financing of the business. Chequed.com has created selection tools that help human resource departments connect employee screening practices to business results, developed in partnership with The Research Foundation of The State University of New York and The University at Albany's Department of Psychology.
  Rand's $500,000 Liazon Corporation (Buffalo, NY) (www.liazon.com) Note was repaid.  $820,000 was reinvested into Series C-2 preferred stock in a financing round led by Bain Capital Investors (Boston, MA). Liazon is an employee benefits solution company who has developed and pioneered their proprietary Bright Choices Portal™, an online benefits store where employees shop for their benefits with money allocated to them by their employer.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com